(b)(2)

LOAN AND SECURITY AGREEMENT

Revolving Line of Credit
(Just In Time Loan - Partnership)

This LOAN AND SECURITY AGREEMENT dated November 9, 2007, for reference purposes only, is executed by and between * * *, a division of * * * (“Bank”) and VESTAR CAPITAL PARTNERS V, L.P., a Cayman Islands exempted limited partnership (“Borrower”). The exhibits attached hereto (“Exhibits”) are incorporated herein by this reference, and this agreement and the Exhibits are referred to herein as the “Agreement.”

ARTICLE 1

DEFINITIONS

For purposes of the Loan Documents, capitalized terms not otherwise defined in this Agreement shall have the meanings provided below or in the Commercial Code.

1.1          Agreement - means this Agreement and any extensions, supplements, amendments or modifications to this Agreement.

1.2          Bank - means and refers to * * *, a division of * * *.

1.3          Bank Expenses - means all costs and expenses incurred by Bank in connection with: (i) this Agreement or other Loan Documents; (ii) the transactions contemplated hereby or thereby; (iii) the enforcement of any rights hereunder or thereunder; (iv) the recordation or filing of any documents; (v) Bank’s Attorneys’ Fees; (vi) if applicable, the creation, perfection or enforcement of the lien on any item of Collateral; and (vii) any expenses incurred in any proceedings in the U.S. Bankruptcy Courts in connection with any of the foregoing.

1.4          Bankruptcy Code - means the U. S. Bankruptcy Code as now enacted or hereafter amended.

1.5          Borrower Resolution - means, if Borrower is an entity, the resolution, consent or other written authorization executed by Borrower’s governing board, partner(s), member(s), manager(s) or officer(s), as the case may be, authorizing Borrower to execute and deliver this Agreement and the other Loan Documents and to enter into the transactions contemplated hereby and thereby, in form and content acceptable to Bank.

1.6          Borrower’s Books - means all of Borrower’s books and records including, but not limited to: minute books, ledgers, and records indicating, summarizing or evidencing Borrower’s assets, liabilities, the Collateral, the Obligations, and all information relating thereto; records indicating, summarizing or evidencing Borrower’s business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information,

1.7          Business Day - means any day other than a day on which commercial banks are authorized or required by law to close in the State of California.

1.8          Capital Call - means any demand or request submitted by the Partnership (or by the Bank) to any Limited Partner or General Partner to make a Capital Contribution or to make a payment on a Capital Commitment.

1.9          Capital Contribution - means for any Limited Partner and General Partner, the sum of the net amount of cash and the Fair Market Value (as described in the Partnership Agreement) of any other property contributed by such Partner to the capital, or equity, of the Partnership.

1.10        Capital Commitments - is defined in Exhibit B.

1.11        Collateral - is defined in Exhibit B.

1.12        Commercial Code - means the Uniform Commercial Code, as now enacted or hereafter amended, applicable in the State of California.

1.13        Designated Representative - is the person(s) identified in the Borrower Resolution or otherwise agreed by Borrower in writing.

1.14        Disbursement Date - means the first date on which proceeds of any Advance are disbursed by Bank to Borrower.

1.15        Distribution - means: (i) any payment, dividend or distribution arising from or in connection with any capital or equity investment in Borrower, and (ii) any return of capital or return of any investment in Borrower.

1.16        Exhibit - means any Exhibit attached hereto and incorporated herein.

1.17        General Partner(s) - means those individuals or entities denominated general partners of Borrower under or by reason of the Partnership Agreement.

1.18        Governmental Authorities - means: (i) the United States; (ii) the Cayman Islands, (iii) the state, county, city or other political subdivision; (iv) all other governmental or quasi-governmental authorities, boards, bureaus, agencies, commissions, departments, administrative tribunals, instrumentalities and authorities; and (v) all judicial authorities and public utilities having or exercising jurisdiction over Borrower, Borrower’s assets, the Collateral or any Guarantor. The term “Governmental Authority” means any one of the Governmental Authorities.

1.19        Governmental Permits - means all permits, approvals, licenses and authorizations now or hereafter issued by any Governmental Authority for or in connection with the conduct of Borrower’s business or the ownership or use by Borrower of its assets and properties and the Collateral or in connection with the conduct of Guarantor’s business or the ownership or use by Guarantor of Guarantor’s assets or properties.

1.20        Governmental Requirements - means all existing and future laws, ordinances, rules, regulations, orders, and requirements of all Governmental Authorities applicable to Borrower, any Guarantor, the Collateral or any of Borrower’s or any of Guarantor’s assets or properties.

1.21        Guaranties - means, collectively all guaranty agreements of any kind (including third-party pledge agreements) now or hereafter executed by any Guarantor, and all extensions, renewals, modifications and replacement thereof.

1.22        Guarantor - means, collectively: (i) the Person or Persons, if any, now or hereafter guaranteeing payment of the Loan or payment or performance of the Obligations, and (ii) any Person pledging collateral for the Obligations including without limitation any Pledgor.

1.23        Insolvency Proceeding - means any proceeding commenced by or against any Person, including Borrower, under any provision of the Bankruptcy Code or the Cayman Islands’ Companies Law (as amended), or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with some or all creditors.

1.24        Limited Partner(s) - means those individuals or entities denominated limited partners of the Borrower under or by reason of the Partnership Agreement.

1.25        Liquid Assets - means the following assets of the Borrower: (i) cash and certificates of deposit; (ii) treasury bills and other obligations of the federal government; and (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

1.26        Liquidation Distribution - means any Distribution arising from the liquidation or termination or winding down of Borrower.

1.27        Loan - means the Line of Credit and all Advances made by Bank thereunder.

1.28        Loan Documents - means this Agreement and all other documents now or hereafter executed by Borrower, Guarantor or any other Person and delivered to Bank at Bank’s request in connection with the transactions contemplated in this Agreement, and all extensions, renewals, modifications and replacements of any or all of such documents.

1.29        Management Agreement - means that certain Management Agreement between Borrower and Vestar Capital Partners dated August 11, 2005.

1.30        Note - means: (i) the promissory note or notes executed in connection herewith and all extensions, renewals, modifications and replacements thereof; and (ii) any additional note or notes now or hereafter executed by Borrower in favor of Bank which specifically recite that they arise out of the Loan Documents, and all extensions, renewals, modifications and replacements thereof.

1.31        Obligations - means all debts, obligations and liabilities of Borrower to Bank under or in connection with this Agreement, the Note, and any of the other Loan Documents, regardless whether such Obligations are currently existing or hereafter created, whether liquidated or unliquidated, including Attorneys’ Fees. Notwithstanding anything to the contrary contained in the Loan Documents, the term “Obligations” shall not include any debts that are or may hereafter constitute ‘consumer credit’ which is subject to the disclosure requirements of the federal Truth-In Lending Act (15 U.S.C. Section 1601, et seq.) or any similar state law in effect from time to time, unless Bank and Borrower shall otherwise agree in a separate written agreement.

1.32        Organizational Agreements - means the formation and organizational documents of any partnership, limited liability company, corporation or other legal entity.

1.33        Partnership - means Borrower.

1.34        Permitted Liens - means any and all of the following: (i) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; and (ii) any other liens and encumbrances agreed to in writing by Bank.

1.35        Person - means any natural person or any entity, including any corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, trustee, or Governmental Authority.

1.36        Pledgor - means any Person (other than Borrower) who executes a security agreement or pledge agreement which further secures repayment and/or performance of the Obligations as may be further identified in Exhibit A.

1.37        Third Party Security Agreement - means any Security Agreement or Pledge Agreement executed by Pledgor.

ARTICLE 2

LOAN AMOUNT AND TERMS

2.1          Line of Credit Loan.

(a)           Subject to and upon the terms and conditions of this Agreement and so long as no Event of Default has occurred, up to the Advance Expiration Date (defined below), Bank will make a revolving line of credit loan (“Line of Credit”) to Borrower. The Line of Credit shall not exceed Twenty-Five Million Dollars ($25,000,000) (the “Maximum Loan Amount”).

(b)           Subject to the terms and conditions of this Agreement, principal may be advanced, repaid and readvanced from time-to-time until March 25, 2009 (the “Advance Expiration Date”), which date may be extended by a written agreement of Bank and Borrower. The principal of each Advance shall be due and payable forty-five (45) days following the Disbursement Date (the “Repayment Date”); provided that all amounts outstanding under the Line of Credit shall be due and payable on the earliest to occur of: (i) the date on which the Borrower has received funding of Capital Calls totaling ninety percent (90%) of the Capital Commitments, or (ii) May 9, 2009 (the “Maturity Date”).

(c)           Borrower may obtain advances of principal under the Line of Credit (“Advances”) from time to time upon the oral or written request to Bank of a Designated Representative of Borrower. Any request for an Advance shall be made at least one (1) Business Day prior to the requested date for such Advance, specifying the amount of the requested

Advance. Bank shall render monthly statements of amounts owing by Borrower under this Agreement, including statements of all principal, interest, fees and Bank Expenses owing, and such statement shall be presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Bank, by registered or certified mail, at Bank’s place of business indicated in Exhibit A written objection thereto specifying the alleged error or errors contained in such statement.

(d)           Borrower hereby expressly authorizes Bank to rely on any request for an Advance made by any Designated Representative so long as the proceeds of the Advance are deposited by Bank into Borrower’s Account identified on Exhibit A. Borrower agrees that it, solely, shall bear the risk that any such Advance was not so authorized. All Advances shall be conclusively presumed to have been made for the benefit of Borrower when said Advances are deposited into Borrower’s Account.

(e)           The terms of the Line of Credit shall be reflected in and incorporated into a separate promissory note, which shall be subject to the terms of this Agreement. Interest on the Advances shall accrue as specified in the Note. Borrower hereby agrees to make payment on the Advances (principal and interest) as specified in the Note.

2.2          Fees and Expenses. Borrower shall pay to Bank a loan fee and other fees, if any, in the amount shown on Exhibit A. In addition, Borrower agrees to reimburse Bank for any and all Bank Expenses and hereby authorizes and approves all advances and payments by Bank for items constituting Bank Expenses.

2.3          Application of Payments. Upon the occurrence of an Event of Default, Bank, at its option, shall have the right to apply all payments made under this Agreement or other Loan Documents to principal, interest and other Bank Expenses in such order and amounts as Bank may determine in its sole discretion.

ARTICLE 3

SECURITY INTEREST

3.1          Grant of Lien. Borrower hereby grants to Bank a continuing valid, first priority security interest in all present and future Collateral, defined in Exhibit B, now owned or hereafter acquired to secure payment and performance of the Obligations. Upon the full and final payment of the Obligations and termination of this Agreement, Bank shall take such actions as may be required to release and terminate the security interests, liens and assignments created in this Section.

3.2          Assignment of Capital Contributions and Capital Commitments.

(a)           Borrower hereby assigns, transfers and sets over to Bank and its successors: (i) all of its rights to receive payments on Capital Calls and Capital Contributions and Capital Commitments from the General Partners and the Limited Partners (including Capital Calls previously made, and rights to Capital Contributions and Capital Commitments, already accrued but not received) pursuant to, among other things, the Partnership Agreement, such amounts shall be paid to Bank whether or not an Event of Default has occurred, up to the aggregate amount of all outstanding Obligations, and (ii) all rights to require and collect such Capital Commitments, and Capital Contributions and Capital Calls from the General Partners and the Limited Partners as and when due to Borrower following an Event of Default under this Agreement, up to the aggregate amount of all outstanding Obligations.

(b)           Borrower shall take such steps as are requested by Bank for the payment of all future Capital Contributions and all pending and future Capital Commitments and all pending and future Capital Calls into the Account specified in Exhibit A. Funds deposited into the Account shall be applied to reduce the Obligations, whether or not an Event of Default has occurred, except as otherwise provided in Section 9.4.

3.3          Right to Purchase. If a Limited Partner fails to make a Capital Contribution or Capital Commitments when due (a “Defaulting Limited Partner) and after the other existing Limited Partners and the General Partners decline to purchase the interest of the Defaulting Limited Partner in the Partnership, Bank or its designee shall have the right, but in no event the obligation, following an Event of Default, as part of a foreclosure thereon, to exercise the Borrower’s right to purchase the interest of the Defaulting Limited Partner in the partnership only after the Partnership has failed to exercise its remedies as specified in the relevant Partnership Agreement. Neither Bank nor its designee has a duty to make such purchase and presently has no intention to make such purchase. Nothing in this Section shall be deemed to constitute Bank’s agreement to waive an Event of Default or to forbear from exercising its rights and remedies in connection with an Event of Default.

3.4          Pledgor Collateral. If Pledgor Collateral is specified in Exhibit B, Borrower shall arrange for the delivery to Bank concurrent herewith of a Third Party Security Agreement duly executed by Pledgor (the assets identified as collateral therein are referred to in this Agreement as “Pledgor Collateral”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Until Bank is repaid in full, Borrower makes the following representations and warranties:

4.1          Existence. If Borrower is an entity, Borrower is duly organized, validly existing and in good standing under the laws of the state in which it is organized, and is qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires qualification as a foreign entity.

4.2          Authority. This Agreement and each of the other Loan Documents have been duly authorized and, upon execution and delivery, will constitute legal, valid and binding agreements and obligations of Borrower or any Person executing the same, enforceable in accordance with their respective terms.

4.3          Borrower. In Exhibit A: (i) the full and correct name and address; (ii) state of incorporation or formation; and (iii) all trade names for Borrower, are complete and accurate.

4.4          Partnership Agreement; Organizational Agreements. Each of the Partnership Agreement and/or Organizational Agreements delivered to the Bank is a true, correct and complete copy of such document.

4.5          No Conflicts. The execution, delivery and performance by Borrower, any Guarantor or any Person of this Agreement and the other Loan Documents and the granting of any liens shall not: (i) violate any Governmental Requirements applicable to such Person; (ii) constitute a breach of any provision contained in the organizational papers of such Person; or (iii) constitute an event of default under any agreement to which such Person is now a party or by which such Person may be bound.

4.6          Financial Information. All financial and other information that has been or will be supplied to Bank is sufficiently complete to give Bank accurate knowledge of Borrower’s and any Guarantor’s financial condition and is a true statement of Borrower’s and any Guarantor’s financial condition and reflects any and all material contingent liabilities.

4.7          Lawsuits. There is no material lawsuit, tax claim or adjustment, or other dispute, pending or threatened against Borrower, its property or any of its businesses, or the Collateral.

4.8          Compliance and Taxes. Borrower is in compliance with all Governmental Requirements and has satisfied, prior to delinquency, all taxes due or payable by Borrower or assessed on the Collateral.

4.9          Permits; Franchises. Borrower possesses, and will maintain, all Governmental Permits, memberships, franchises, contracts and licenses required and all trademark rights, trade names, trade name rights, patents, patent rights and fictitious name rights necessary to enable Borrower to conduct the business in which Borrower is now engaged without conflict with the rights of others.

4.10        Transaction. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, unless such use is approved in writing by Bank or otherwise expressly contemplated by the Loan Documents.

4.11        No Defaults. There is no default by Borrower on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation to which it is a party.

4.12        Title to Assets. Borrower has and at all times will have: (i) good, marketable and indefeasible title to the Collateral, free and clear of all liens, claims, encumbrances, or other security interests except Permitted Liens; and (ii) the right to grant the security interest in the Collateral.

4.13        No Offsets or Defenses. Each account, right to payment, instrument, document, chattel paper and other item of Collateral is (or will be when arising or issued) the valid and legally enforceable obligation, subject to no defense or set off (other than those arising in the ordinary course of business) of the obligor named therein. All outstanding Capital Calls and all Capital Commitments are currently in full force and effect and free from any right of offset or other defense, except as otherwise provided in this Agreement.

4.14        Investment Company Compliance. Borrower shall not become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of the Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a material adverse change in Borrower’s financial condition.

4.15        Continuing and Cumulative Warranties. The warranties and representations set forth in this Section and in any other Loan Document shall be true and correct in all material respects at the time of execution of this Agreement or other Loan Document and shall constitute continuing representations and warranties as long as any of the Obligations remain unpaid or unperformed. The warranties and representations shall be cumulative and in addition to any other warranties and representations which Borrower shall give, or cause to be given, to Bank, now or hereafter.

ARTICLE 5

COVENANTS

Borrower agrees, until Bank is repaid in full or the Loan Documents are terminated, whichever occurs first:

5.1          Accounting Methods; Books and Records. Borrower shall: (i) maintain a standard and modern system of accounting in accordance with generally accepted accounting principles or such other accounting principles as agreed to by Bank, consistently applied during the term of the Loan; (ii) not modify or change its method of accounting; and (iii) permit Bank and any of Bank’s representatives, on demand, during usual business hours, to have access to and examine Borrower’s Books. Borrower irrevocably authorizes all accountants and auditors employed by it to respond to and answer all requests from Bank for financial and other information.

5.2          Existence. If Borrower is an entity, Borrower shall maintain its existence in good standing under the laws of the state of its organization and maintain its qualification as a foreign entity in each jurisdiction in which the nature of its business requires such qualification.

5.3          Use of Proceeds. Borrower shall use the Loan proceeds only to provide bridge financing for investments in portfolio companies and for one (1) fiscal quarter of management fees payable under the Management Agreement, pending receipt of payment from Borrower’s Limited Partners and General Partners following a Capital Call; and not for any other purpose without the written consent of Bank.

5.4          Change. Borrower shall not: (i) without thirty (30) days’ prior written consent of Bank, change its name, business structure, identity or state of formation or dissolve, suspend business, liquidate, or merge with any other entity; (ii) without thirty (30) days’ prior written consent of Bank, amend, modify or waive any material provision in the Partnership Agreement (other than the addition of other Limited Partners and General Partners) including, without limitation, the provisions relating to Capital Calls, Capital Commitments, and Capital Contributions; (iii) without thirty (30) days’ prior written notice to Bank, change the location of its business; (iv) transfer or sell any of its assets other than in the ordinary course of business; or (v) purchase or lease all or the greater part of the assets or business of another.

5.5          Reliance by Bank. Bank may conclusively presume that all oral or written requests, statements, information, certifications, and representations submitted or made by Borrower to Bank in connection with the Loan are true and correct, and Bank shall be entitled to rely thereon, without investigation or inquiry of any kind, in disbursing Loan proceeds and taking or refraining from taking any other action in connection with the Loan.

5.6          Further Assurances. Upon Bank’s request, Borrower, at Borrower’s expense, shall: (i) execute (or reexecute) and deliver such further documents and notices satisfactory to Bank and take any action requested by Bank to carry out the intent of this Agreement and the other Loan Documents; and (ii) provide such reports and information available to Borrower concerning its business and financial condition and the Collateral.

5.7          Financial Information. Borrower shall deliver or cause to be delivered to Bank within ten (10) days of a request from Bank, updated financial information. Borrower shall be at all times in compliance with all financial requirements of Bank and shall immediately notify Bank of any adverse change in the financial condition of Borrower. Borrower acknowledges that Bank will review its credit annually and authorizes Bank to make whatever inquiries it deems necessary and appropriate, including for the purposes of verifying or checking on any information given and evaluating Borrower’s credit and re-verifying its credit from time to time, including obtaining credit bureau reports.

5.8          Insurance. Borrower shall maintain insurance against such casualties, risks and liabilities, in such forms and for such amounts as are required by Bank. The form and substance of all such insurance policies policy shall be reasonably acceptable to Bank and maintained with insurers reasonably acceptable to Bank. Upon Bank’s request, Borrower shall provide Bank with evidence satisfactory to Bank regarding the maintenance of the insurance required by this Section. If Borrower fails to provide or pay for any such Policy, Bank, at its option and in its discretion, shall have the right, but not the obligation, to obtain the same at Borrower’s expense.

5.9          Maintenance of Properties. Borrower shall: (i) maintain its properties in good condition and repair, normal depreciation excepted; (ii) not misuse or permit misuse of any of its properties or the Collateral; and (iii) not use or permit use of any of its properties or the Collateral for any unlawful purpose or in any negligent manner or outside the ordinary course of business.

5.10        Liens. Borrower shall keep all of its assets free of all liens, except Permitted Liens.

5.11        Capital Calls, Capital Commitments and Capital Contributions.

(a)           Borrower shall not sell assign, encumber, lease or transfer in any way all or any right to make or enforce Capital Calls or Capital Commitments or future Capital Contributions.

(b)           Borrower shall provide Bank a notice certified by a Designated Representative that a Capital Contribution or Capital Commitment has been requested from, or a Capital Call has been made upon, any Limited Partners or any General Partners of Borrower, within ten (10) days of each Capital Contribution or Capital Commitment requested or Capital Call.

(c)           Absent the occurrence of an Event of Default and action by Bank to collect the Capital Commitments and/or the Capital Contributions, Borrower shall enforce all of its rights under the Partnership Agreement and the collection of all Capital Commitments and Capital Contributions and Capital Calls in accordance with its past business practice.

(d)           Whether or not an Event of Default has occurred, Borrower shall promptly deliver all collections of any Capital Commitments and/or Contributions and/or Capital Calls to Bank as provided above, except as otherwise provided in Section 9.4.

5.12        Solvency. Borrower shall remain solvent at all times during the term of this Agreement such that the total value of its assets will exceed its liabilities (contingent and non-contingent) and will be able to pay its debts as they come due.

5.13        Taxes. Borrower shall pay when due all taxes.

5.14        Delivery. On Bank’s request (before or after an Event of Default), Borrower shall deliver to Bank any instrument, document or chattel paper constituting Collateral, duly endorsed or assigned by Borrower.

5.15        Pension Plans. Borrower shall pay all amounts necessary to fund all of its employee benefit plans in accordance with their terms, and shall not permit the occurrence of any event with respect to any such plan which would result in its liability, including any liability to the Pension Benefit Guaranty Corporation or any other Governmental Authority.

5.16        Compliance with Applicable Laws. Borrower shall at all times comply with and keep in effect all Governmental Permits relating to it, the Collateral, and its other assets. Borrower shall at all times comply with and shall cause the Collateral to comply with: (i) all Governmental Requirements; (ii) all requirements and orders of all judicial authorities which have jurisdiction over Borrower or the Collateral; and (iii) all covenants, conditions, restrictions and other documents relating to Borrower or the Collateral.

5.17        Notifications. Borrower shall promptly notify Bank of: (i) any material adverse change in its financial condition and of any condition or event which constitutes a breach of or Event of Default under this Agreement; (ii) any material pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower; and (iii) any material loss of or damage to any Collateral.

5.18         Distributions. Prior to the occurrence of an Event of Default hereunder, Borrower may make any Distribution (other than Liquidation Distributions) which it has customarily made to its Limited Partners and General Partners in the ordinary course of Borrower’s business. Following the occurrence of an Event of Default, Borrower shall not make any Distributions to its Limited Partners or General Partners. At no time shall Borrower make any Liquidation Distributions to its Limited Partners or General Partners.

ARTICLE 6

EVENT OF DEFAULT

The occurrence of any of the following shall constitute an “Event of Default” under this Agreement, at the option of Bank:

6.1           Failure to Pay. If Borrower fails to make a payment under this Agreement or any Note when due.

6.2           Failure to Perform. If Borrower or other Person fails to perform any obligation or covenant or comply with any requirement under this Agreement or other Loan Document beyond any applicable cure period or the occurrence of an Event of Default under any Third Party Security Agreement or any other Loan Document.

6.3           Misrepresentation. If any statement, information, certification, representation or warranty, whether oral or written, made by Borrower to Bank is false or misleading.

6.4           Guarantor. If Borrower or Guarantor or Pledgor fails to provide any document or information required to be provided by Guarantor under this Agreement or the Guaranty.

6.5           Insolvency. If a voluntary Insolvency Proceeding is commenced by Borrower or Guarantor (if any); or if an involuntary Insolvency Proceeding is commenced against Borrower or Guarantor and not dismissed within sixty (60) days.

6.6           Receivers. If a receiver or similar official is appointed for any of the Collateral.

6.7           Injunction. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of Borrower’s business affairs.

6.8           Security. If the validity or priority of the Bank’s security interest in the Collateral is impaired for any reason or Bank, in good faith, believes the Collateral is in danger of misuse, dissipation, loss or damage.

6.9           Transfers; Dissolution; Death. If there is a dissolution, termination or liquidation of Borrower or any Guarantor if Borrower or any Guarantor is a corporation, partnership, limited liability company or other entity; or the transfer of more than twenty-five percent (25%) of the beneficial interests in Borrower or any Guarantor; or the death or incompetency of Borrower or any Guarantor if Borrower or any Guarantor is an individual.

6.10         Lawsuits. If any lawsuit is filed against Borrower which, if lost, would impair the Collateral or Borrower’s financial condition or ability to repay the Loan.

6.11         Judgments. If any judgments or arbitration awards are entered against Borrower or Borrower enters into any settlement agreements with respect to any litigation or arbitration, any of which would materially impair the Collateral or Borrower’s financial condition or ability to repay the Loan.

6.12         Failure to Receive Capital Commitment. If Borrower fails to receive, within 60 days from the time of such request, any Capital Commitment or Capital Contribution or payment on any Capital Calls from any Limited Partner or General Partner individually holding five percent (5%) or more of the total Capital Commitments or from Limited Partners or General Partners who are collectively holding five percent (5%) or more of the total Capital Commitments.

6.13         Material Adverse Change. If a material adverse change occurs in the Collateral or Borrower’s financial condition or ability to repay the Loan.

ARTICLE 7

REMEDIES, INDEMNIFICATION AND WAIVERS

7.1          Remedies.

(a)           General. If an Event of Default shall have occurred and not been cured or waived in accordance with the terms hereof, Bank shall have the following rights and powers and may, at its option, without notice of its election and without demand, do any one or more of the following: (i) declare any or all of the Obligations to be immediately due and payable; (ii) discontinue advancing money or extending credit in connection with the Loan or under any other document or agreement between Bank and Borrower; (iii) obtain the appointment of a receiver to take possession of and, at the option of Bank, to collect, sell or dispose of the Collateral; or (iv) exercise any or all rights and remedies under this Agreement or any other Loan Document or applicable law, including without limitation the rights of a secured party under the Commercial Code. The remedies of Bank, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Bank, and may be exercised as often as occasion therefore shall arise.

(b)           Rights to Payment. If an Event of Default has occurred and not been cured or waived in accordance with the terms hereof, Bank may: (i) in Bank’s or Borrower’s name, demand, collect, receive and give receipts for any and all money and other property due or to become due in connection with the Investment Interests, including without limitation, a demand on the other parties for payment of amounts arising thereunder; and (ii) take possession of and endorse and collect any or all notes, checks, drafts, money orders, or other instruments of payment relating to the Investment Interests or any other Collateral.

(c)           Capital Contributions and Capital Calls. Bank may: (i) enforce all Capital Calls made on any Limited Partners or General Partners; and (ii) make demand, enforce and collect all Capital Contributions and Capital Commitments owed under the Partnership

Agreement by the Limited Partners or the General Partners whether or not a Capital Call has been made thereon. As regards any Capital Commitments or Capital Contributions or Capital Calls, Bank may take action to collect the Capital Commitments and Capital Contributions directly from the parties obligated thereon and to apply the proceeds to the Obligations. Nothing in this Section shall limit the rights of the Bank to collect the Capital Commitments or Capital Contributions or Capital Calls pursuant to the “Assignment of Capital Contributions and Capital Commitments” Section above prior to the occurrence of an Event of Default.

(d)           Deficiency. Borrower shall at all times remain liable for any deficiency remaining on the Obligations for which Borrower is liable after any disposition of Collateral. Nothing herein shall require Bank to foreclose on any Collateral.

7.2           Indemnification. Borrower shall indemnify and hold Bank harmless from and against any and all claims, damages, liabilities, actions, and expenses (including Attorneys’ Fees) of every kind (collectively, the “Claims”) arising out of or relating to any of the following: (i) a breach of any Obligations or warranties under this Agreement; (ii) any act or omission by Borrower or any Guarantor or their employees or agents; or (iii) the Collateral or any of Borrower’s properties. Borrower’s obligation to indemnify under this Section shall survive the cancellation of the Obligations and the release of the Bank’s lien on any Collateral.

7.3           Waivers. Borrower waives: (i) the right to direct the application of any and all payments or collections at any time or times hereafter received by Bank on account of any Obligations except for such application as are explicitly required under this Agreement; (ii) demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal relating to any of the Loan Documents; (iii) all rights, remedies, and benefits under California Civil Code Sections 1479 and 2822(a); and (iv) all rights to require marshalling of assets or liens or all rights to require Bank to exercise any other right or power or to pursue any other remedy which Bank may have.

ARTICLE 8

MISCELLANEOUS

8.1           Relationship. Bank shall not be deemed a partner, joint venturer, trustee, fiduciary or participant in Borrower or Borrower’s business. The relationship of Borrower and Bank is solely that of borrower and lender.

8.2           Power of Attorney. Borrower irrevocably appoints Bank, with full power of substitution, as its attorney-in-fact, coupled with an interest, with full power, in Bank’s own name or in the name of Borrower: (i) at any time to sign, record and file all documents referred to in this Agreement; and (ii) after an Event of Default: (a) endorse any checks, notes, and other instruments or documents evidencing the Collateral, or proceeds thereof; (b) discharge claims, demands, liens, or taxes affecting any of the Collateral; (c) settle, and give releases of, any insurance claim that relates to any of the Collateral, obtain payment of claim, and make all determinations with respect to any such policy of insurance, and endorse Borrower’s name on any proceeds of such policies of insurance; or (d) instruct any person having control of any books or records relating to the Collateral to give Bank full rights of access thereto. Bank shall have the right to exercise the power of attorney granted in this Section directly or to delegate all or part of such power. Bank shall not be obligated to act on behalf of Borrower as attorney-in-fact. For purposes of the power of attorney granted in this Section 8.2 only, this Agreement is being “executed as a deed” as required under Cayman Islands law.

8.3           Choice of Law; Venue. This Agreement and all other Loan Documents shall be deemed to have been entered into, and are to be performed in, the State of California. The validity of this Agreement and the other Loan Documents and of any of their respective terms or provisions, as well as the right and duties of the parties hereto or thereto, and the liens granted herein or therein, shall be governed by and construed in accordance with California law. The parties to this Agreement expressly agree that such choice of law shall be effective as provided under California Civil Code Section 1645.5 which shall include transactions otherwise covered by subdivision (1) of Section 1105 of the Commercial Code. The parties agree that all actions or proceedings arising in connection with this Agreement and the other Loan Documents shall be tried and litigated only in the state courts located in the County of San Francisco, State of California, or the federal courts located in the Northern District of California. Borrower waives any right Borrower may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consents to any court-ordered relief.

8.4           Successors and Assigns. The Loan Documents shall be binding on Borrower’s and Bank’s successors and assigns. Borrower agrees that it may not assign any of the Loan Documents without Bank’s prior consent. Bank may assign, in whole or in part, all of its right, title and interest in and to this Agreement or any Loan Documents at any time without the consent of Borrower. In connection with any assignment, Bank may disclose all documents and information that Bank has or may hereafter have relating to Borrower and/ or any Guarantor.

8.5           Severability; Waivers. Each provision of any Loan Document shall be severable from every other provision of the Loan Documents for the purpose of determining the legal enforceability of any provision. No waiver by Bank of any of its rights or remedies in connection with the Loan Documents shall be effective unless such waiver is in writing and signed by Bank. No act or omission by Bank to exercise a right as to any event shall be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event of the said right.

8.6           Attorneys’ Fees. On demand, Borrower shall reimburse Bank for all costs and expenses, including without limitation reasonable attorneys’ fees, costs and disbursements (and fees and disbursements of Bank’s in-house counsel) (collectively “Attorneys’ Fees”) expended or incurred by Bank in connection with the amendment and/or enforcement of this Agreement and Bank’s rights hereunder whether or not suit is brought. Attorneys’ Fees shall include, without limitation, attorneys’ fees and costs incurred in any State, Federal or Bankruptcy Court. and in any Insolvency Proceeding of any kind in any way related to this Agreement or any other Loan Document.

8.7           Notices. Any notice, demand or request required under the Loan Documents shall be given in writing (at the addresses set forth in Exhibit A) by any of the following means: (i) personal service; (ii) electronic communication, whether by telex, telegram or telecopying or other form of electronic communication; (iii) overnight courier; or (iv) registered or certified, first class U.S. mail, return receipt requested, or to such other addresses as Bank and Borrower may specify from time to time in writing. Any notice, demand or request sent pursuant to either subsection (i) or (ii) above, shall be deemed received upon such personal service or upon dispatch by electronic means. Any notice, demand or request sent pursuant to subsection (iii) above, shall be deemed received on the Business Day immediately following deposit with the overnight courier, and, if sent pursuant to subsection (iv) above, shall be deemed received forty-eight (48) hours following deposit into the U.S. mail.

8.8           Headings. Article and section headings are for reference only and shall not affect the interpretation or meaning of any provisions of the Loan Documents.

8.9           No Third Party Beneficiaries. The Loan Documents are entered into for the protection and benefit of Bank and Borrower and their respective permitted successors and assigns. No other Person shall have any rights or causes of action under the Loan Documents.

8.10         Integration; Amendment. No modification or amendment to this Agreement or any other Loan Documents shall be effective unless in writing, executed by Bank. Except for currently existing obligations of Borrower to Bank, all prior agreements, understandings, representations, warranties and negotiations between the parties whether oral or written, if any, are merged into this Agreement.

8.11         Joint and Several Liability. Should more than one Person sign this Agreement or any other Loan Document as Borrower, the obligations of each signatory shall be joint and several.

8.12         Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute but one and the same agreement. A signed copy of this Agreement transmitted by a party to another party via facsimile or an emailed “pdf version shall be binding on the signatory thereto.

8.13         WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, BANK AND BORROWER HEREBY VOLUNTARILY, UNCONDITIONALLY AND IRREVOCABLY WAIVE TRIAL BY JURY IN ANY LITIGATION OR PROCEEDING IN A STATE OR FEDERAL COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF: THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, CLAIMS RELATING TO THE APPLICATION, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING (INCLUDING TORT AND CLAIMS FOR BREACH OF DUTY) BETWEEN BANK AND BORROWER.

This Agreement is executed as of the date stated at the top of the first page.

[Signatures On Following Page]

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

BANK		BORROWER

* * *		VESTAR CAPITAL PARTNERS V, L.P.
a division of * * *		a Cayman Islands exempted limited partnership

By:	/s/ Thomas Young
		By:	Vestar Associates V, L.P.
Name:	Thomas Young	a Scottish limited partnership
its general partner
Title:	Managing Director
		By:	Vestar Managers V Ltd.
a Cayman Islands exempted company
its general partner

			By:	/s/ Brian P. Schwartz

			Name:	Brian P. Schwartz

			Title:	Chief Financial Officer

		Witnessed By:	/s/ Susan Hoffmann

		Name:	Susan Hoffmann

		Date:	11/9/07

EXHIBIT A
TO
LOAN AND SECURITY AGREEMENT
Revolving Line of Credit
Just in Time Loan - Partnership

LOAN SCHEDULE

This Loan Schedule is an integral part of the Loan Agreement between Bank and Borrower, and the following terms are incorporated in and made a part of the Loan Agreement to which this Loan Schedule is attached:

1.                                      Borrower: Borrower represents that its name, address and state of incorporation or formation (if any) is as follows:

1.1                                 Name: Vestar Capital Partners V, L.P.

1.2                                 Trade Names or DBAs (if any): None

1.3                                 Country of Formation or Incorporation: Cayman Islands

1.4                                 Address for Notices: 245 Park Avenue, 41st Floor, New York, NY 10167

1.5                                 Tax identification Number: 98-0462742

2.                                      Guarantor(s): Vestar Capital Partners, a New York general partnership

Vestar Associates V, L.P., a Scottish limited partnership

Vestar Managers V Ltd., a Cayman Islands exempted limited partnership

3.                                      Bank’s Notice Address:

* * *

Attn: Commercial Loan Operations

4.             Interest on Advances:

4.1          Interest Rate. Absent an Event of Default, interest on the Advances shall be calculated as a variable rate based on the Prime Rate (as defined in the Note) minus one percent (1%), and shall accrue daily from the Disbursement Date of any Advance. The interest rate shall be adjusted upon a change in the Prime Rate.

(a)                                  Prime Rate - is defined in the Note.

4.2          Default Rate. From and after either: (i) the occurrence of an Event of Default; or (ii) the maturity of the Note (whether resulting from acceleration or otherwise) additional interest on the unpaid principal balance of all Advances shall accrue at a rate equal to the Default Rate set forth in the Note. Such interest shall be in addition to the interest specified above.

5.                                      Payments: Borrower hereby agrees to make payments of principal and interest as set forth in the Note(s). Borrower shall pay the principal balance of the Line of Credit in full, together with all accrued and unpaid interest and all other amounts owed hereunder, on or before the Maturity Date.

6.                                      Fees: Borrower hereby agrees to pay to Bank the following fees at the times specified.

6.1          Loan Fee. A loan fee in the amount of $40,000, payable concurrently herewith, such amount being fully earned on the date this Agreement is executed by the parties hereto.

6.2          Other Fees. All Attorneys’ Fees incurred in the preparation of this Agreement.

7.                                      Authorization to Charge Account:

7.1          Automatic Payment Authorization. Borrower authorizes Bank to make automatic deductions from the following deposit account (“Borrower’s Account”) maintained by Borrower at Bank’s offices in order to pay, when and as due, all of the regularly scheduled installment payments of interest, principal, or both principal and interest (an “Automatic Payment”) that Borrower is required or obligated to make under the Note:

Account No: 96600700608

Bank agrees to provide Borrower with ten (10) days prior written notice before making any such automatic deductions.

7.2          Default. Without limiting any of the terms of the Loan Documents, Borrower acknowledges and agrees that if Borrower defaults in its obligation to make an Automatic Payment because the collected funds in Borrower’s Account are insufficient to make such Automatic Payment in full on the date that such Automatic Payment is due, then Borrower shall be responsible for all late payment charges and other consequences of such default by Borrower under the terms of the Loan Documents.

7.3          Revocation of Authorization. Subject to the Section immediately following this Section, this authorization shall continue in full force and effect until the date which is five (5) Business Days after the date on which Bank actually receives written notice from Borrower expressly revoking the authority granted to Bank to charge Borrower’s Account for Automatic Payments in connection with the Loan. No such revocation by Borrower shall in any way release Borrower from or otherwise affect Borrower’s obligations under the Loan Documents, including Borrower’s obligations to continue to make all Automatic Payments required under the terms of the Note.

7.4          Termination by Bank. Bank, at its option and in its discretion, reserves the right to terminate the arrangement for automatic deductions from Borrowers Account pursuant to this Section at any time effective upon written notice of such election (a “Termination Notice”) given by Bank to Borrower. Without limiting the generality of the immediately preceding sentence,

Bank may elect to give a Termination Notice to Borrower if Borrower fails to comply with any of Bank’s rules, regulations, or policies relating to Borrower’s Account, including requirements regarding minimum balance, service charges, overdrafts, insufficient funds, uncollected funds, returned items, and limitations on withdrawals.

7.5          Increase. If for any reason the automatic deduction arrangement specified above is terminated, the interest rate applicable to the Loan set forth in above shall be increased by an additional one-half of one percent (0.5%) above the otherwise applicable interest rate under the terms of the Note.

8.                                      Covenants:

8.1          Information. Within forty-five (45) days of Bank’s written request, Borrower shall deliver to Bank all financial information available concerning the business, property, financial condition and affairs of Borrower.

8.2          Balance Sheet. Within one hundred fifty (150) days after the close of Borrower’s fiscal year, Borrower shall deliver to Bank a balance sheet and a statement of profit and loss for Borrower for such fiscal year certified by the party to whom such statements apply and in compliance with the requirements of this Exhibit.

8.3          Tax Returns. Within thirty (30) days after filing, Borrower shall deliver to Bank a complete and accurate copy of each federal income tax return and each application for an extension of time to file each federal income tax return filed by Borrower.

8.4          Quarterly Financial Statements. Within forty-five (45) days of the end of each of the first three fiscal quarters of any year, Borrower shall deliver to Bank quarterly financial statements.

8.5          Annual Financial Statements. Within one hundred fifty (150) days of Borrower’s fiscal year end, Borrower shall deliver to Bank annual financial statements audited by a certified public accountant.

8.6          No Additional Indebtedness. Without Bank’s prior written consent, Borrower shall not directly or indirectly make, create, incur, assume, or permit to exist any guaranty of any kind of any indebtedness or other obligation of any other person during the term of this Agreement, excluding: (i) debts owing by Borrower as of the date of this Agreement that are reflected in the financial statements referred to in this Section agreed to by Bank (other than those that are being paid substantially concurrently with the funding of the Loan); (ii) other borrowings from Bank; and (iii) indebtedness secured by purchase money mortgages or liens which encumber only the property being purchased.

8.7          Guaranties. Borrower shall not guarantee any third party obligation or the obligation of any partner, member, officer, director or shareholder of Borrower, without prior written consent of Bank, other than guaranties to portfolio companies which: (i) when aggregated with all outstanding guaranties to portfolio companies do not exceed Fifty Million Dollars ($50,000,000); and (ii) are made in accordance with all provisions of Borrower’s Organizational Documents.

8.8          Annual Delivery. If the term of the Line of Credit is for more than one (1) year, Borrower’s delivery obligations under this Section shall be continuing obligations during the term of the Line of Credit.

9.                                      Additional Covenants:

9.1          Notwithstanding the provisions of Section 2.1(a) and the Maximum Loan Amount set forth therein, the maximum amount of the Line of Credit shall not exceed the amount of unfunded Capital Commitments.

9.2          Each request for an Advance is to be accompanied by a borrowing base certificate acceptable to Bank that details (i) the total dollar amount of Capital Calls made prior to the date of the borrowing base certificate, (ii) the total dollar amount of funded Capital Commitments, (iii) and the total dollar amount of any Capital Calls that remain outstanding, each as of the date of the borrowing base certificate.

9.3          Following an Event of Default and immediately upon written demand by Bank, Borrower will suspend all management and other fees payable under the Management Agreement until Bank is paid in full.

9.4          Funds from Capital Calls will be used first by Borrower to repay outstanding Advances. Notwithstanding the forgoing, Borrower shall have the right to make one additional Capital Call (“Additional Capital Call”) during the 45-day period between the Disbursement Date and the Repayment Date of an Advance without having to first use the funds from the Additional Capital Call to repay the outstanding Advance; provided (i) Borrower notifies Bank, in writing, prior to the Additional Capital Call specifying the date and amount of the Additional Capital Call and the use of the proceeds thereof; (ii) no Event of Default has occurred; and (iii) the outstanding Advance is fully paid on or before the Repayment Date. Upon the occurrence of an Event of Default or the failure of Borrower to repay the outstanding Advance by the Repayment Date, Bank shall have the right to apply all funds received from the Second Capital Call to pay all outstanding Obligations.

9.5          Borrower agrees to cause, within five (5) days after the date of this Agreement, the filing of a UCC-3 termination statement which terminates the UCC-1 financing statement, No. 2006 01270090669 filed by Citizens Bank of Massachusetts, as debtor.

9.6          Borrower agrees to deliver to Bank within fifteen (15) days after the date of this Agreement a signed legal opinion from Cayman Islands counsel in a form acceptable to Bank. Failure to provide the Opinion Letter shall be an Event of Default under this Agreement.

EXHIBIT B
TO
LOAN AND SECURITY AGREEMENT

Revolving Line of Credit
Just In Time Loan - Partnership

DESCRIPTION OF COLLATERAL

1.             The Collateral (“Collateral”) consists of all of Borrower’s right, title and interest in and to the following assets whether currently existing or hereafter arising:

(a)           Cash Calls. All: (i) cash and/or property required to be contributed by each and every Limited Partner and General Partner of Borrower to the capital of Borrower, as described in that certain Agreement of Exempted Limited Partnership of Vestar Capital Partners V, L.P. dated July 12, 2005, as amended and restated by that certain Agreement of Exempted Limited Partnership of Vestar Capital Partners V, L.P. dated August 11, 2005, and any amendments, restatements or supplements or addenda thereto (“Partnership Agreement”); and (ii) all obligations and rights to payment owed to Borrower by any of the General Partners and/or the Limited Partners in connection with the Partnership Agreement, including without limitation any cash calls or capital calls; and (iii) all other amounts owed to Borrower by, and any other payments due to Borrower from, any of the General Partners and/or the Limited Partners whether or not specifically identified in the Partnership Agreement as contribution to the capital of the Partnership. (All of the foregoing are referred to collectively as the “Capital Commitments”.)

(b)           Fund Investments. All of Borrower’s interests in: (i) all partnerships, limited liability companies or other investment vehicles (collectively the “Funds”); (ii) all Organizational Agreements relating to the Funds; and (iii) all investment property relating to the foregoing assets, including without limitation, securities, securities entitlements, securities accounts, and financial assets (The foregoing assets are collectively referred to as the “Investment Interests”.)

(c)           Liquidating Dividends. All liquidating dividends or distributions owed or to be owed to Borrower arising from or related to a liquidation or dissolution of any of the Funds.

(d)           Revenues. All accounts, contract rights, general intangibles, instruments, documents, cash, and deposit accounts or other revenues of Borrower, now owned or hereafter acquired relating to or arising from the Capital Commitments, and/or the Investment Interests together with all substitutions for, additions and accessions to and proceeds thereof.

(e)           Investment Property. All investment property relating to the foregoing assets, including without limitation, securities, securities entitlements, securities accounts, and financial assets.

(f)            Intellectual Property. All of the following which relate to any of the foregoing assets: copyright rights, copyright applications, copyright registrations and like

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protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, and all trademarks.

(g)           Supporting Obligations. All Supporting Obligations, documents, instruments, deposit accounts relating to any of the foregoing assets and all insurance proceeds arising from any of the forgoing assets.

(h)           Books and Records. All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not include any Collateral listed in Sections 1(b) or 1(e) if Borrower’s grant of a security interest in such Collateral causes an event of default under any portfolio company’s financing documents.

2.             Pledgor Collateral consists of all of Pledgor’s right title and interest in and to the following assets whether currently existing or hereafter arising:

(a)           Management and Advisory Fees. All fees, rights to payment, accounts, revenues or consideration of any type paid or owed by Borrower to Vestar Capital Partners (“Pledgor”) arising from all consulting, advising, investment or management services provided to borrower by or through Pledgor as further specified pursuant to that certain Third Party Security Agreement (Management and Advisory Fees) dated as of the date hereof. Together with such other assets as are set forth in the Third Party Security Agreement.

Unless otherwise defined herein, the terms used herein shall have the meaning provided in the Commercial Code.

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